Exhibit 99.1

ClearSign Technologies Corporation Provides First Quarter 2024 Update

TULSA, Okla., May 23, 2024 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the quarter ended March 31, 2024.

“We ended 2023 carrying some commercial momentum and that has carried into the current year,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “We have delivered and started significant process burner installations, some of which have resulted in additional orders, as seen with Kern Energy. In addition, we believe that having the performance of our process burner technology assessed to establish new California Best Available Control Technology (BACT) emissions thresholds, that were finalized in February, is another meaningful validating factor for our technology. We now also have operational boiler burner installations providing references in that product line, and we received our first order from a multi-boiler burner commitment in February. We also expect that the upcoming 1200hp 2.5ppm NOx boiler burner startup for a recycling customer California will be a significant industry event. In general, we believe customer awareness of, and confidence in our products is building, and we look forward to increased acceptance and sales of our technologies,” concluded Dr. Deller.

Recent strategic and operational highlights during, and subsequent to, the end of the first quarter 2024 include:

Company Reported Record First Quarter Revenue: The Company reported First Quarter Revenue of $1.1 million compared to $900 thousand for the first quarter of 2023.

Announced Successful Start-Up of Second Multi-Burner Heater at Kern Energy:  The five-burner heater had a successful start-up with independent source testing confirming emissions levels below guarantee. This follows the successful installation and start-up of the first eight-burner heater in January.

Received Orders for the Engineering of Burners for Two Additional Heaters at Kern Energy: ClearSign received two additional purchase orders to complete the detailed engineering of burners for the retrofitting of two more process heaters in the California refinery for a total of four burners. These orders follow the recent successful installations of two multi burner heater orders at Kern Energy’s refinery site. Like previous orders, this initial engineering is anticipated to be followed by purchase orders for the manufacture and supply of burners.

Received Best Available Control Technology (BACT) Determinations for Single and Multi-Process Burner Heaters: ClearSign’s process burner performance has been assessed as part of the South Coast Air Quality Management District of California (SCAQMD) periodic public participation process to enhance existing BACT determinations and its results have contributed to the establishment of new BACT emissions limits for both single and multi-burner configurations.

Received First Multi-Boiler Burner Purchase: Our partner, California Boiler, received a letter of intent for four boilers to be fitted with the ClearSign Core™ (Rogue) burners as well as the purchase order for the first boiler of the series. California Boiler has in turn placed their order with ClearSign for the first burner.

Cash, cash equivalents and short-term investments were approximately $4.6 million as of March 31, 2024. Subsequent to the quarter, the Company closed an equity offering with net proceeds of approximately $8.7 including the overallotment exercised in full on May 10, 2024.

There were 39,043,023 shares of the Company’s common stock issued and outstanding as of March 31, 2024.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-800-836-8184 within the U.S. or 1-646-357-8785 from abroad. Investors can also access the call online through a listen-only webcast at https://app.webinar.net/RQPvEXxEdOm or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-888-660-6345 within the U.S. or 1-646-517-4150 from abroad. Conference ID #33881. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the Company’s ability to successfully deliver, install, and meet the performance obligations of the Company’s burners in the California and Texas market, and any other markets the Company may sell products in; the Company’s ability to further expand the sale of ultra-low NOx process and boiler burners; the Company’s ability to successfully perform engineering orders; the Company’s ability to successfully develop the 100% hydrogen burner with the Phase 2 grant funding; general business and economic conditions; the performance of management and the Company’s employees; the Company’s ability to obtain financing, when needed; the Company’s ability to compete with competitors; whether the Company’s technology will be accepted and adopted and other factors identified in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in the Company’s periodic and current reports available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and, except as may be required by law, undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com